Exhibit 10.6
CONSULTANT AGREEMENT
     This Consultant Agreement (“Agreement”), is entered into on 1st day of July 2009, between American Commercial Lines LLC, a Delaware limited-liability company (“ACL”), and W. Norbert Whitlock (“Mr. Whitlock”).
     WHEREAS, ACL is an integrated marine transportation services company and desires to obtain Mr. Whitlock’s commitment to serve as a consultant providing technical expertise to and representation of ACL from time to time, as requested by ACL, at the direction of the Chief Executive Officer of ACL; and
     WHEREAS, the parties desire to establish and outline their respective rights and obligations in respect to Mr. Whitlock’s Agreement;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
     1. Scope of Hire and Term. Beginning on July 1, 2009 and ending on June 30, 2010 (the “Consulting Period”), Mr. Whitlock agrees to cooperate with ACL in the transition of his responsibilities while employed with ACL related to the operations and management of ACL and its affiliates following Mr. Whitlock’s separation from ACL and to perform such other special projects and activities, including litigation assistance (the “Consulting Services”) as may be requested by the Chief Executive Officer, or a designee, and agreed to by Mr. Whitlock. In rendering Consulting Services under this Agreement, Mr. Whitlock agrees to exercise the highest degree of professionalism and utilize his expertise in providing Consulting Services hereunder. Mr. Whitlock shall be free to arrange his own time, pursuits and work schedule and to determine the specific manner in which such Consulting Services will be performed, without being required to observe any routine or requirement as to working hours.
     At least thirty (30) days prior to the end of the Consulting Period, ACL will notify Mr. Whitlock if it intends to extend the Consulting Period for an additional annual period ending on June 30, 2011 (the “Option Consulting Period”). Mr. Whitlock will notify ACL within ten (10) days of receipt of such notice whether or not he will accept the Option Consulting Period.
     2. Compensation and Term. In consideration for the Consulting Services to be provided by Mr. Whitlock and subject to the terms of this section, ACL agrees to pay Mr. Whitlock a minimum of Twenty Five Thousand Dollars ($25,000.00) during the Consulting Period (“Base Consulting Fee”). ACL will pay Mr. Whitlock at a rate of Two Hundred Dollars ($200.00) per hour for each hour of Consulting Services provided to ACL as set forth herein (“Consulting Fees”). In the event ACL does not request the Option Consulting Period and ACL has paid an amount less than the Base Consulting Fee, ACL will pay Mr. Whitlock the difference between the Base Consulting Fee and the Consulting Fees paid during the Consulting Period. Such amount will be paid in one lump sum within thirty (30) days of the end of the Consulting Period. In the event ACL requests the Option Consulting Period and Mr. Whitlock declines the Option
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Consulting Period, ACL will have no further obligation to Mr. Whitlock and Mr. Whitlock will forfeit any remaining amount left under the Base Consulting Fee. In the event ACL requests the Option Consulting Period and Mr. Whitlock agrees to the Option Consulting Period this Agreement will be extended. At the end of the Option Consulting Period, in the event ACL has paid an amount less than the Base Consulting Fee during the Consulting Period and the Option Consulting Period, ACL will pay Mr. Whitlock the difference between the Base Consulting Fee and the Consulting Fees paid during the Consulting Period and the Option Consulting Period. Such amount will be paid in one lump sum within thirty (30) days of the end of the Option Consulting Period.
     During the term of this Agreement, ACL shall reimburse Mr. Whitlock for all out-of-pocket expenses reasonably and necessarily incurred in the performance of such Consulting Services in accordance with the travel and business expense reimbursement policies of ACL in effect from time to time. All travel shall be preapproved in writing. The parties agree that Mr. Whitlock is not providing service while traveling to and from ACL or affiliate property. ACL will provide workspace, basic office supplies and Internet access while Mr. Whitlock is onsite at ACL or affiliate property. Mr. Whitlock acknowledges and agrees that, during the term of this Agreement, he is not eligible as part of his compensation under this Agreement to participate in any compensation plan, pension plans, profit-sharing plans, insurance plans or other employee benefit plans offered from time to time by ACL to its active employees.
     Mr. Whitlock shall bill ACL for his services. Billing is to be itemized including hourly time, with a detailed description of services provided, delivered to attention of the Chief Executive Officer of ACL. ACL shall promptly make payment or cause payment of the Consulting Fees to be made to Mr. Whitlock for the Consulting Services within thirty (30) days after receipt of an invoice detailing services as contemplated hereunder. ACL will not deduct or withhold any amount from Consulting Fees for taxes, social security, or other payroll deductions, but will instead provide appropriate documentation of such fees, such as an IRS Form 1099.
     3. Independent Contractor Status. Mr. Whitlock agrees to perform the Consulting Services hereunder solely as an independent contractor. Nothing contained hereunder shall be deemed to create an employment relationship between ACL and Mr. Whitlock during the Consulting Period. Mr. Whitlock is not authorized to enter into or commit ACL to any agreements, and the Mr. Whitlock shall not represent himself as an employee, agent or legal representative of ACL.
     4. Confidentiality. The Consulting Services contemplated under this Agreement may require that Mr. Whitlock have access to information which is proprietary or confidential to ACL. For purposes of this Agreement, “Confidential Information” shall mean all information, whatever its nature and form and whether obtained orally, by observation, from written materials, or otherwise obtained by Mr. Whitlock during his employment with ACL or during the term of this Agreement, and relating to any technical, manufacturing, business or commercial activities or plans of ACL, whether made or conceived by Mr. Whitlock or otherwise, except such information as is generally available to the public. Mr. Whitlock may use Confidential Information only for purposes of providing services hereunder. Mr. Whitlock agrees not to publish or otherwise disclose to any third party, without written consent from ACL, any Confidential Information. During the term of this Agreement, Mr. Whitlock will not, without written authority from ACL, directly or indirectly enter into a business relationship with any customer or prospective customer or use for his own benefit, any Confidential Information,
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including without limitation, the rendering of advice to any person or entity where such advice may have an adverse impact upon ACL or its affiliates.
     Because Mr. Whitlock is no longer an employee, he is no longer covered by the Securities Trading Policy and there are no trailing contractual constraints related to the exercise of options or purchase or sale of American Commercial Lines Inc. stock. However, Mr. Whitlock hereby acknowledges that he is aware of the Federal securities laws and regulations that prohibit the purchase or sale of a security at a time when a person possesses material nonpublic information. In the event Mr. Whitlock comes into possession of such information as a result of the Consulting Services or through communications with ACL employees, he acknowledges that he cannot trade in American Commercial Lines Inc. stock until such time as the information becomes public or is no longer material.
     5. Inventions. Any and all inventions, discoveries, developments and innovations conceived by Mr. Whitlock during this engagement relative to the provision of services under this Agreement shall be the exclusive property of ACL; and Mr. Whitlock hereby assigns all right, title, and interest in the same to ACL and will execute any documents for the assignment of right, title and interest.
     6. Release and Indemnity. In consideration of the Consulting Fees, Mr. Whitlock does, for himself, heirs, executors and administrators, release, indemnify and hold harmless ACL, its affiliates, successors and assigns from and against any and all investigations, claims, damages, demands, losses and expenses, including attorney fees, incurred as a result of any cause, including, but not limited to violation of any Federal or State law or regulation, accident, incident, negligence or failure to act on behalf of ACL and their agents or employees. Mr. Whitlock herein indemnifies ACL and holds it harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Consulting Fees.
     7. Effect on Existing Agreements. Except to the extent specifically modified in this Agreement, the provisions of the Confidential Severance Agreement and Release shall continue to apply, including the provisions on noncompetition, confidentiality and dispute resolution.
     8. Enforcement. The parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. In the event that any provision is deemed to be unenforceable for any reason, the provision shall be rewritten to the extent necessary to make it effective and in accordance with any applicable laws and additionally that the remaining provisions shall remain effective, binding and enforceable. The parties further acknowledge and agree that the failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement. The obligations set forth in Paragraphs 4 and 6 shall remain in full force and effect after the expiration or termination of this Agreement.
     This Agreement shall be governed and interpreted in accordance with the laws of the State of Indiana applicable to contracts made and fully performed therein, without regard to conflict of law principles thereof. The state and federal courts located in Clark County, Indiana shall have exclusive jurisdiction of all suits and proceedings arising out of or in connection
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with this agreement. Both parties hereby submit to the jurisdiction of said courts for purposes of any such suit or proceeding, and waive any claim that any such forum is an inconvenient forum.
     9. Assignment. ACL may freely assign this Agreement, in whole or in part. This Agreement shall be binding upon and inure to the benefit of the parties’ successors and assigns.
     10. Termination, Damages and Remedies. ACL may terminate this Agreement for any or no cause, upon thirty (30) days written notice. In the event ACL terminates the Agreement pursuant to this paragraph for no cause, ACL will pay the Base Consulting Fee less any Consulting Fees paid to the date of termination within thirty (30) days of the termination date. In the event ACL terminates the Agreement pursuant to this paragraph as a result of a breach of the Agreement by Mr. Whitlock, ACL will have no obligation to pay the Base Consulting Fee. In no event shall ACL be liable for any lost profits or consequential, incidental or special damages. Mr. Whitlock herein waives any and all right to injunctive relief in the event of any dispute with ACL, and Mr. Whitlock’s sole remedy in such a dispute shall be at law.
     11. Entire Agreement as to Post-Separation Consulting. This Agreement is the sole agreement between Mr. Whitlock and ACL with respect to Mr. Whitlock’s post-separation consulting services and activities for ACL, and supersedes all prior agreements and understandings with respect to services performed according to the terms of this Agreement. No change, modification, alteration or addition to any provision hereof shall be binding unless in writing and signed by both Mr. Whitlock and a duly authorized representative of ACL.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Jeffersonville, Indiana on the date first above written.

American Commercial Lines LLC

Witness:

By:	/s/ Richard M. Bruns	By:	/s/ Richard W. Spriggle

Name:	Rich Bruns	Name:	Richard W. Spriggle

Its:	Director, Compensation & Benifits	Its:	SVP Human Resources

Date:	6/26/09	Date:	6/26/09

W. Norbert Whitlock

Witness:

By:	/s/ Richard M. Bruns	By:	/s/ W. Norbert Whitlock

Name:	Rich Bruns	Name:	W. Norbert Whitlock

Date:	6/26/09	Date:	6/26/09

Whitlock Agreement
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